Exhibit 10.1

SUMMARY OF COMPENSATION ARRANGEMENTS FOR
NAMED EXECUTIVE OFFICERS

Following is a description of compensation arrangements that were approved by the Management Development and Compensation Committee (“Committee”) of Cooper’s Board of Directors on February 13, 2006 for the Chief Executive Officer and the other four most highly compensated executive officers in 2005 (the “Named Executive Officers”).

Base Salary – In recognition of the promotion of Mr. Kirk S. Hachigian to the additional position of Chairman of the Board, the Committee increased his annual base salary to $1,000,000 effective February 16, 2006. The current annual base salaries for the other Named Executive Officers are as follows:

T. A. Klebe – Senior Vice President and Chief Financial Officer	$466,000
P. M. Isabella – Executive Vice President, Cooper Connection	$400,000
D. R. Sheil – Senior Vice President, Human Resources and Chief Administrative Officer	$388,500
G. L. Gawronski – Vice President, International Operations	$300,000

Annual Incentive Compensation

The Management Annual Incentive Plan (“MAIP”) is a bonus plan for senior executives that is designed to link executive compensation to achievement of our short-term business objectives. Participants can receive a bonus based on a percentage of their annual salary if Cooper meets threshold, good, target or maximum attainments. In determining the actual annual incentive award to be paid to an executive, the Committee may also consider the executive’s individual performance objectives and personal contributions. The Committee may pay awards earned in cash or in Cooper Class A common shares or a combination of cash and shares. Subject to the Committee’s approval, a participant in the MAIP may request to have all or a portion of his or her award paid in shares of Cooper stock.

In February 2005, the Committee established the performance goals and maximum bonus opportunities under the MAIP for Named Executive Officers and for other executive officers. The performance goals were based upon actual results compared to budgeted performance for 2005 on two financial measures: (1) earnings per share; and (2) free cash flow. Under the MAIP, the Committee has discretion to adjust the amount of any award that would otherwise be payable upon achievement of the performance goals based on its assessment of an individual’s actual performance.

In February 2006, the Committee determined results under the MAIP for 2005 and awarded the following bonuses to the Named Executive Officers: K.S. Hachigian – $2,000,000, T. A. Klebe – $700,000, P. M. Isabella – $340,000, D. R. Sheil – $200,000, and G. L. Gawronski – $280,000. This determination was based on significant earnings per share growth and excellent cash flow performance. The Committee credited management with achieving strong earnings growth through a combination of strategic growth initiatives and stringent cost controls despite challenges presented by highly competitive market conditions and rapid increases in energy, commodity and raw material costs. The Committee also recognized Cooper’s excellent cash flow performance accomplished through operating efficiencies and effective management of working capital. In determining 2005 incentive awards, the Committee provided additional bonus compensation outside the MAIP to Mr. Hachigian in recognition of extraordinary contributions following his promotion to Chief Executive Officer in May and to Mr. Klebe for contributions to development of effective strategies to resolve complex issues facing Cooper.

On February 13, 2006, the Committee established performance goals and maximum bonus opportunities for the Named Executive Officers and other executives under the MAIP for the fiscal year ending December 31, 2006. The performance goals for 2006 are based upon actual results as compared to budgeted performance on two financial measures: (1) earnings per share; and (2) free cash flow, with the award being determined by reference to a matrix of different performance levels.

The following table sets forth the minimum and maximum annual incentive award payouts for each of Cooper’s Named Executive Officers based on the achievement of Cooper’s performance criteria for the year ending December 31, 2006.

	Minimum Payout	Maximum Payout
K. S. Hachigian	0%	200%
T. A. Klebe	0%	120%
P. M. Isabella	0%	120%
D. R. Sheil	0%	100%
G. L. Gawronski	0%	100%

Stock Options

Cooper’s Amended and Restated Stock Incentive Plan provides for the granting of stock options, restricted stock units and performance-based share awards to the Named Executive Officers and other key executives. On February 13, 2006 the Committee approved the following nonqualified stock option grants to the Named Executive Officers at an exercise price equal to the fair market value of Cooper’s stock on the grant date.

K. S. Hachigian	140,000 shares

T. A. Klebe	30,400 shares

P. M. Isabella	25,000 shares

D. R. Sheil	10,000 shares

G. L. Gawronski	12,000 shares

All the stock option grants disclosed above vest in three equal annual installments and expire seven years after the grant date.

Performance Shares

On February 13, 2006 the Committee also set performance goals for performance-based share awards for the Named Executive Officers and other key executives for a three-year performance period beginning on January 1, 2006 and ending on December 31, 2008. The Committee set performance goals tied to the cumulative compound growth in earnings per share during the performance period. The Committee determined that compound earnings per share growth over the period of at least 4% was required before any award would be earned and at least 16% was required for a payout at the maximum level. The awards, to the extent earned, will be distributed in Class A common shares of Cooper. The following table presents information about the long-term incentive award granted in 2006 to the Named Executive Officers.

	Performance or
	Other Period Until
	Maturation or	Estimated Future Payouts Under Non-Stock
	Payout	Price-Based Plans
		Threshold	Target	Maximum
		(shares)	(shares)	(shares)
K. S. Hachigian	February 2009	17,000	57,000	76,000

T. A. Klebe	February 2009	4,350	13,040	17,380

P. M. Isabella	February 2009	4,000	10,000	14,000

D. R. Sheil	February 2009	1,500	3,500	4,500

G. L. Gawronski	February 2009	2,000	6,000	8,000